                                                                    EXHIBIT 11.1

                      STATEMENT RE: COMPUTATION OF EARNINGS

                                                                      (In thousands, except per share data)

                                                                 Three Months Ended          Six Months Ended
                                                                    September 30               September 30
                                                              -----------------------      ---------------------
Primary                                                        1996             1995         1996         1995
                                                              ---------    ----------      --------     --------
   Average shares outstanding                                 22,580           14,489       20,630       14,357
   Conversion of preferred stock                               1,364            2,558        1,263        2,558
   Net effect of common stock equivalents (2)(3)               4,478            5,382        4,994        5,357
                                                             -------          -------      -------      -------
   Total                                                      28,422           22,429       26,887       22,272
                                                             =======          =======      =======      =======
   Net income                                                $ 4,994          $ 3,145      $ 9,544      $ 5,747
   Adjustments to net income:
      Reduction of interest expense (net of tax)
         related to retired debt                                  35              196            -          397
      Increase in interest income (net of tax) from
         investment of excess proceeds in short-term paper         -               35            -           93
                                                             -------          -------      -------      -------
   Adjusted net income                                       $ 5,029          $ 3,376      $ 9,544      $ 6,237
                                                             =======          =======      =======      =======
   Per share earnings:
   Net income                                                $   .18          $   .15      $   .36      $   .28
                                                             =======          =======      =======      =======
Fully Diluted
   Average shares outstanding                                 22,580           14,489       20,630       14,357
   Conversion of preferred stock                               1,364            2,558        1,263        2,558
   Net effect of common stock equivalents (2)(4)               4,478            5,382        4,994        5,382
                                                             -------          -------      -------      -------
   Total                                                      28,422           22,429       26,887       22,297
                                                             =======          =======      =======      =======
   Net income                                                $ 4,994          $ 3,145      $ 9,544      $ 5,747
   Adjustments to net income:
      Reduction of interest expense (net of tax)
         related to retired debt                                  35               86            -          172
      Increase in interest income (net of tax) from
         investment of excess proceeds in short-term paper         -                -            -            -
                                                             -------          -------      -------      -------
   Adjusted net income                                       $ 5,029          $ 3,231      $ 9,544      $ 5,919
                                                             =======          =======      =======      =======
   Per share earnings:
   Net income (1)                                            $   .18          $   .14      $   .36      $   .27
                                                             =======          =======      =======      =======
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(1)   This calculation is submitted in accordance with the requirements of
      Regulation S-K although not required by APB opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants.

(3) Based on common stock equivalents using the if converted method and average market price.

(4) Based on common stock equivalents using the if converted method and the period-end market price, if higher than the average market price.